Goosehead Insurance, Inc. Appoints John Martin as Chief Financial Officer and Promotes Mark Jones, Jr. to President and Chief Operating Officer.

WESTLAKE, Texas — April 22, 2026 (GLOBE NEWSWIRE) — Goosehead Insurance, Inc. (“Goosehead” or the “Company”) (NASDAQ: GSHD) today announced the appointment of John Martin as Chief Financial Officer, effective immediately, and the promotion of Mark Jones, Jr. to President and Chief Operating Officer.

Mr. Martin brings extensive experience in finance, capital markets, and strategic leadership. He most recently served as Chief Financial Officer at a private equity-backed e-commerce platform where he oversaw finance, strategy, corporate development, and capital markets. During his tenure, he played a key role in the company’s enterprise transformation initiatives.

Mr. Martin has held public and private equity investment roles at Highbridge Capital Management and Providence Equity Partners after beginning his career in the Investment Banking Division at Morgan Stanley.

Mr. Martin graduated summa cum laude from Duke University, where he earned a Bachelor of Science in Economics with High Distinction and was elected to Phi Beta Kappa.

“John brings strong financial and strategic experience across operating companies, capital markets and e-commerce platforms,” said Mark Jones, Jr., President and Chief Operating Officer of Goosehead. “We are excited to welcome John to Goosehead and believe he will be a strong addition to our leadership team.”

“I am honored to join Goosehead at such an exciting time for the business. The company has built a differentiated platform and there is strong momentum underway. I look forward to working alongside the talented leadership team to continue scaling the organization and driving long-term growth” said Mr. Martin.

In connection with Mr. Martin’s appointment and Goosehead’s succession planning, Mark Jones, Jr. has been promoted to President and Chief Operating Officer. In this role, Mr. Jones will further expand his operational leadership and drive the company’s go-to-market strategy. Mr. Jones will continue reporting to Mark Miller as Chief Executive Officer.

“Mark has been instrumental in building the foundation of our business, and I look forward to working closely with him as he focuses on operational execution and continuing to drive the company forward,” said Mark Miller, Chief Executive Officer.

About Goosehead
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services through corporate and franchise locations throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 200 insurance companies that underwrite personal and commercial lines. For more information, please visit goosehead.com or goosehead.com/become-a-franchisee.

Contacts
Investor Contacts:
Maddie Middleton
Goosehead Insurance - Senior Director of Investor Relations
Phone: (972) 800-1993
Email: madeline.middleton@goosehead.com; IR@goosehead.com;

PR Contact:
Mission North for Goosehead Insurance
Email: goosehead@missionnorth.com; PR@goosehead.com